EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Orion Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-160719) on Form S-3 and (No. 333-148301, 333-174814 and 333-218222) on Forms S-8 of Orion Group Holdings, Inc. of our reports dated March 26, 2019, with respect to the consolidated balance sheets of Orion Group Holdings, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement schedules II, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Orion Group Holdings, Inc..
/s/ KPMG LLP
Houston, Texas
March 26, 2019